EXHIBIT 10.5.1

                                   PIER 1

                          BENEFIT RESTORATION PLAN
               AS AMENDED AND RESTATED EFFECTIVE JULY 1, 1995


      The Pier 1 Benefit Restoration Plan was established effective as of April 1, 1990, by the Company. The purpose of the Pier 1 Benefit Restoration Plan is to permit select members of management and highly compensated employees of the Company to defer current compensation. In addition, the Company desires and intends by the adoption and maintenance of this Benefit Restoration Plan to recognize the value to the Company of the past and present services of employees covered by the Benefit Restoration Plan and to encourage and assure their continued service to the Company by making more adequate provision for their future retirement security. Effective December 20, 1991, the Pier 1 Benefit Restoration Plan was amended and restated. Effective as of July 1, 1995, the Pier 1 Benefit Restoration Plan is being amended and restated as hereinafter set forth in this instrument.

                                   PIER 1

                          BENEFIT RESTORATION PLAN


                              TABLE OF CONTENTS



      ARTICLE


      I         Title and Effective Date

      II        Definitions and Construction of Plan Document

      III       Eligibility

      IV        Deferral of Compensation

      V         Restoration Account

      VI        Distribution

      VII       Beneficiary

      VIII      Administration of Plan

      IX        Claims Procedure

      X         Nature of Company's Obligation

      XI        Miscellaneous

                                  ARTICLE I

                          TITLE AND EFFECTIVE DATE

      Section 1.01 Title. This Plan shall be known as the Pier 1 Benefit Restoration Plan (hereinafter referred to as the "Plan").

      Section 1.02 Effective Date. The effective date of this Plan shall be April 1, 1990.

                                 ARTICLE II

              DEFINITIONS AND CONSTRUCTION OF THE PLAN DOCUMENT

      As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:

      Section 2.01 Beneficiary. "Beneficiary" shall mean the person or persons designated by a Participant as being entitled to receive any benefits under this Plan.

      Section 2.02 Board of Directors. The term "Board of Directors" shall mean the Board of Directors of the Company.

      Section 2.03 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

      Section 2.04 Committee. "Committee" means the Compensation Committee of the Board of Directors of Pier 1 Imports, Inc. or such other committee as may be designated by such board. The Committee shall be the plan administrator for purposes of ERISA and shall manage and administer the Plan in accordance with this document.

      Section 2.05 Compensation. "Compensation" shall mean Compensation, as defined in the 40l(k) Plan; provided, however, that no limit on annual compensation, pursuant to Code Section 401(a)(17), shall apply.

      Section 2.06 Company. "Company" shall mean the "Employer," as such term is defined in the 40l(k) Plan.

      Section 2.07 Compensation Deferral Agreement. "Compensation Deferral Agreement" means the written form of agreement referred to in
Section 3.02 hereof which is prescribed by the Committee and executed and submitted by a Participant to the Committee before the relevant Election Date.

      Section 2.08 Election Date. The "Election Date" is the date established by this Plan as the date on or before which an Executive must submit a valid Compensation Deferral Agreement to the Committee. The applicable Election Dates are as follows: (a) 30 days after adoption of the Plan for Executives who are declared eligible to participate at the time the Plan is adopted, or (b) the last day of any Plan Quarter of any Plan Year if
(a) above does not apply.
      Section 2.09 ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      Section 2.10 Executive. "Executive" shall mean any management employee or highly compensated employee employed by the Company.

      Section 2.11 40l(k) Plan. "40l(k) Plan" shall mean the Pier 1 Associates 401(k) Plan, as it shall be amended from time to time.

      Section 2.12 Participant. "Participant" means an Executive who is participating in the Plan within the meaning of Article III hereof.

      Section 2.13 Plan. "Plan" means this Pier 1 Benefit Restoration Plan, described in this instrument, as amended from time to time.

      Section 2.14    Plan Year.  The "Plan Year" is the calendar year.

      Section 2.15    Plan Quarter.  A "Plan Quarter" is one-fourth (or three
(3) months) of a Plan Year.

      Section 2.16 Restoration Account. "Restoration Account" is the account described in Article V as a bookkeeping record for each Participant of this Plan and may, at the discretion of the Committee, include one or more sub-accounts to reflect the amounts credited to a Participant under the various terms of this Plan.

                                 ARTICLE III

                                 ELIGIBILITY

      Section 3.01 Eligibility. Eligibility for participation in this Plan shall be determined by the Committee, in its sole discretion, on an individual basis; provided, however, that no Executive shall be selected for participation in this Plan unless he qualifies as a member of a select group of management or as a highly compensated employee of the Company within the meaning of Section 201(2) of ERISA.

      Section 3.02 Participation. An Executive, after having been notified by the Committee that he is eligible for participation, shall complete and timely return to the Committee a duly executed Compensation Deferral Agreement. No Compensation Deferral Agreement shall be effective before acceptance by the Company.

      Section 3.03 Subsequent Eligibility. If a Participant stops, pursuant to Section 4.05 hereof, his deferrals of Compensation hereunder, such Participant shall lose his eligibility for participation in this Plan until he is again selected by the Committee pursuant to Section 3.01 hereof.


                                 ARTICLE IV

                          DEFERRAL OF COMPENSATION

      Section 4.01 Compensation Deferral. Through the timely delivery to the Committee of an executed Compensation Deferral Agreement a Participant shall defer the receipt of a dollar amount of Compensation otherwise payable to the Participant in the future for services that have yet to be rendered. The dollar amount of Compensation deferred may not exceed fifteen percent (15%) of the Participant's Compensation per Plan Year. Amounts so deferred shall be credited to such Participant's Restoration Account.

      Section 4.02. Company Matching Contribution. With respect to Compensation deferred under Section 4.01, the Company shall credit to a Participant's Restoration Account an additional amount equal to the sum of
(i) one hundred percent (100%) of the first one percent (1%) of a Participant's elected Compensation deferral, and (ii) fifty percent (50%) of the next four percent (4%) of the Participant's elected Compensation deferral. The foregoing sum shall be credited to such Participant's Restoration Account.

      Section 4.03 Compensation Deferral Agreement. An Executive selected to participate in the Plan pursuant to Section 3.02, must submit a written Compensation Deferral Agreement to the Committee on or before the applicable Election Date following such Executive's initial eligibility. A valid Compensation Deferral Agreement submitted on or before the applicable Election Date following the Executive's initial eligibility shall cause Compensation to be deferred beginning the first day of the immediately succeeding Plan Quarter after the Plan Quarter in which the Compensation Deferral Agreement is submitted by the eligible Executive to the Company. In no event, however, may a Compensation Deferral Agreement provide for deferral of Compensation that has been earned as of the date the Compensation Deferral Agreement is executed by both the Participant and the Company.

      Section 4.04 Duration of a Compensation Deferral Agreement. A Compensation Deferral Agreement shall remain in effect until revoked or modified by the execution of a new Compensation Deferral Agreement by the Participant.

      Section 4.05 Revocation or Reduction of Deferrals. On or before any applicable Election Date, a Participant may elect by a written Compensation Deferral Agreement submitted to the Company to stop, increase or decrease the amount of Compensation deferrals for any of the Plan Quarters remaining under this Plan. No change in Compensation deferrals will be permitted for any Plan Quarter after the beginning of such Plan Quarter.

                                  ARTICLE V

                             RESTORATION ACCOUNT

      Section 5.01 Restoration Account. Compensation elected to be deferred by a Participant under a written Compensation Deferral Agreement and Company matching contributions shall be credited in a dollar amount to a separate Restoration Account for each Participant.

      Section 5.02 Interest. Each Participant's Restoration Account balance shall be credited at the end of each Plan Quarter with an amount of interest calculated at a rate equal to the rate of return given by the Company to other unsecured creditors of the Company. This rate shall be determined at the beginning of each Plan Year by the Committee; provided, however, that if for any Plan Year the Committee does not determine a rate for such Plan Year, the rate as determined for the immediately preceding Plan Year shall be used.

                                 ARTICLE VI

                                DISTRIBUTION

      Section 6.01 Distribution of Restoration Account Balance. Except as provided below, distribution or withdrawal of the vested value of a Participant's Restoration Account balance shall be made in accordance with the provisions for distributions or withdrawals of account balances under the 401(k) Plan, irrespective of whether a Participant is actually participating in the 401(k) Plan. However, no withdrawals are permitted that are predicated solely on the fact that Participant has attained age 59 1/2 years. Moreover, no withdrawal or distribution to a Participant may be made by reason of financial hardship.

      Section 6.02 Nonforfeitable Right to Employee Contributions. The Participant shall have a one hundred percent (100%) nonforfeitable and vested right to the value of his Restoration Account attributable to his Compensation deferrals under Section 4.01 hereof and the interest earned on such deferrals under Section 5.02 hereof.

      Section 6.03 Vesting of Company Matching Contributions. A Participant shall vest in any Company matching contributions arising under
Section 4.02 of this Plan (plus interest thereon pursuant to Section 5.02) according to the provisions of the 401(k) Plan that are applicable to the vesting of Employer matching contributions under such 401(k) Plan, irrespective of whether a Participant is actually participating in the 401(k) Plan.

      Section 6.04 Lump Sum Distributions in Cash. All distributions of a Participant's Restoration Account shall be made in cash only and only in the form of a lump sum.

      Section 6.05 Loans. No loans to Participants of amounts in a Participant's Restoration Account shall be permitted.

                                 ARTICLE VII

                                 BENEFICIARY

      Section 7.01 Beneficiaries. If a Participant is participating in the 401(k) Plan, except as otherwise provided below, at any relevant time for purposes of this Plan a Participant's Beneficiaries (and their respective shares and priorities) shall be those Beneficiaries (and their respective shares and priorities) then currently designated pursuant to the 401(k) Plan or specially designated by the Participant pursuant to the 401(k) Plan, as the case may be. To the extent that a Participant is not participating in the 401(k) Plan, and except as otherwise provided below, a Participant may designate a Beneficiary or Beneficiaries pursuant to a beneficiary designation form. A beneficiary election form will be provided to a Participant who is not participating in the 401(k) Plan upon written request by the Participant to the Committee. If a Participant fails to have a beneficiary pursuant to the 401(k) Plan or fails to deliver to the Company a beneficiary election form for this Plan, the Company shall have the right to distribute the vested portion of such Participant's Restoration Account to the respective estate of such Participant.

      Section 7.02 Proper Beneficiary. If the Committee is in doubt as to the proper Beneficiary to receive payments hereunder, the Company shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made by the Company, in good faith and in accordance with the Committee's determination and this Plan, shall fully discharge the Company from all further obligations with respect to that payment.

      Section 7.03 Minor or Incompetent Beneficiary. In making any payments to or for the benefit of any minor or an incompetent Participant or Beneficiary, the Company, in its sole and absolute discretion may make a distribution to a legal or natural guardian of a minor or a court appointed guardian or representative of such incompetent. The receipt by a guardian or a court appointed guardian or representative shall be a complete discharge to the Company and Committee. Neither the Committee nor the Company shall have any responsibility to see to the proper application of any payments so made.

                                ARTICLE VIII

                         ADMINISTRATION OF THE PLAN

      Section 8.01 Majority Vote. All resolutions or other actions taken by the Committee shall be made or taken according to the procedures in effect for resolutions or actions by the Plan Administrator of the 40l(k) Plan.

      Section 8.02 Finality of Determination. Subject to the Plan, the Committee shall, from time to time, establish rules, forms and procedures for the administration of the Plan. Except as herein otherwise expressly provided, the Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan, and it shall endeavor to act, whether by general rules or by particular decisions, so as not to discriminate in favor of or against any person. The decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.

      Section 8.03    Certificates and Reports.   The members of the
Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, which legal counsel may be counsel for the Company.

      Section 8.04 Indemnification and Exculpation. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his membership and service on the Committee. Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member of the Committee may be entitled as a matter of law.

      Section 8.05 Expenses. The expenses of administering the Plan shall be borne by the Company.

      Section 8.06 Cash-Out of Non-qualifying Participants. Notwithstanding anything in this Plan or any Compensation Deferral Agreement to the contrary, the Committee may remove from participation in the Plan any Participant whose participation, according to any regulation (whether proposed, temporary, or final), ruling, court case or administrative interpretation, causes or may cause the Plan, in the sole discretion of the Committee, to fail to qualify as a plan described in Section 201(2) of ERISA or any successor statutory provision. Participants so removed may, notwithstanding the Plan or any Compensation Deferral Agreement, be distributed immediately in one lump sum the vested balance of their Restoration Accounts.

                                 ARTICLE IX

                              CLAIMS PROCEDURE

      Section 9.01 Written Claim. Retirement benefits and the value of a Participant's Restoration Account shall be paid in accordance with the provisions of this Plan and any applicable Compensation Deferral Agreement. The Participant, or a designated Beneficiary or any other person claiming through the Participant shall make a written request for benefits under this Plan. This written claim shall be mailed or delivered to the Committee.

      Section 9.02 Denied Claim. If the claim is denied, in full or in part, the Committee shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation of the steps to be taken if a review of the denial is desired.

      Section 9.03    Review Procedure.   If the claim is denied and review
is desired, the Participant (or Beneficiary) shall notify the Committee in writing within sixty (60) days after receipt of the written notice of denial (a claim shall be deemed denied if the Committee does not take any action within the aforesaid ninety (90) day period). In requesting a review, the Participant or his Beneficiary may request a review of the Plan or other pertinent documents, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held before the Committee, but the decision to hold a hearing shall be within the sole discretion of the Committee.

      Section 9.04 Committee Review. The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if a hearing is not held) or within sixty (60) days after the hearing if one is held. The decision shall be written and shall state the specific reasons for the decision including reference to specific provisions of this Plan or a Compensation Deferral Agreement on which the decision is based.

                                  ARTICLE X

                       NATURE OF COMPANY'S OBLIGATION

      Section 10.01 Company's Payment Obligation. The Company's obligations under this Plan shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its financial obligations under this Plan.

      Section 10.02 Creditor Status. Any assets which the Company may acquire or set aside to help cover its financial liabilities are and must remain general assets of the Company subject to the claims of its creditors. Neither the Company nor this Plan gives the Participant any beneficial ownership interest in any asset of the Company. All rights of ownership in any such assets are and remain in the Company and Participants and their beneficiaries shall have only the rights of general creditors of the Company.

      Section 10.03 No Promise of Employment. Neither this Plan nor any agreement or writing executed pursuant hereto, including, but not limited to, any Compensation Deferral Agreement, shall be construed to promise or guarantee future employment of any person.

      Section 10.04 No Guarantee of Tax Deferral. Neither this Plan nor any agreement or writing executed pursuant hereto, shall be construed as a representation or assurance that any amounts in a Participant's Restoration Account shall not be subject to taxation until such amounts are paid or distributed to such Participant or any of his Beneficiaries.

                                 ARTICLE XI

                                MISCELLANEOUS

      Section 11.01 Written Notice. Any notice which shall be or may be given under the Plan or a Compensation Deferral Agreement shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to the Committee of the Pier 1 Benefit Restoration Plan, at the address of the Company's principal offices. If notice is to be given to a Participant, such notice shall be addressed to the address shown in such Participant's Compensation Deferral Agreement.

      Section 11.02 Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

      Section 11.03 Merger, Consolidation or Acquisition. The Plan shall be binding upon the Company, its assigns, and any successor Company which shall succeed to substantially all of its assets and business through merger, acquisition or consolidation, and upon a Participant, his Beneficiary, assigns, heirs, executors and administrators.

      Section 11.04 Amendment and Termination. The Company retains the sole and unilateral right to terminate, amend, modify, or supplement this Plan, in whole or in part, at any time. This right includes the right to make retroactive amendments. However, no Company action under this right shall reduce the amount of the Restoration Account, whether vested or not, of any Participant or his Beneficiary.

      Section 11.05 Nontransferability. Except insofar as prohibited by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Plan shall be valid or recognized by the Company. Neither the Participant, his spouse, or designated Beneficiary shall have any power to hypothecate, mortgage, commute, modify, or otherwise encumber in advance of any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony maintenance, owed by the Participant or his Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

      Section 11.06 Legal Fees. All reasonable legal fees incurred by any Participant (or former Participant) or Beneficiary to successfully enforce his valid rights under this Plan shall be paid by the Company in addition to sums due under this Plan.

      Section 11.07 Withholding for Taxes. The Company shall be entitled to withhold from payments due under the Plan or from other payments of Compensation to a Participant any and all taxes of any nature required by any government to be withheld from compensation paid to employees.

      Section 11.08   Acceleration of Payment.   The Company reserves the
right to accelerate the payment of any benefits payable under this Plan at any time without the consent of the Participant, his estate, his Beneficiary or any other person claiming through the Participant.

      Section 11.09 Gender and Number. Wherever the context so requires, masculine pronouns include the feminine and singular words shall include the plural.

      Section 11.10 Applicable Law. This Plan shall be governed by the laws of the State of Texas.

      IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on this 6th day of June, 1995, effective as of July 1, 1995.


                                             COMPANY


                                             By: /s/ E. Mitchell Weatherly
                                                 -------------------------
                                             Title: Senior Vice President